NEWS RELEASE

Investor Contact:
James E. Perry, Vice President and Treasurer
Trinity Industries, Inc.
214/589-8412

FOR IMMEDIATE RELEASE

Trinity Industries Announces Offering of $450 Million of Convertible Subordinated Notes

DALLAS, TEXAS – May 31, 2006 – Trinity Industries, Inc. (NYSE: TRN) today announced that it intends to offer, subject to market and other conditions, $450 million aggregate principal amount of its Convertible Subordinated Notes due 2036 (the “2036 Notes”). The Company intends to grant the underwriters a 13-day option to purchase an additional $50 million of the 2036 Notes.

Trinity Industries intends to use the proceeds of this offering to provide additional funds for general corporate purposes, including the expansion of its railcar leasing business and possible repayments or repurchases of a portion of its outstanding indebtedness.

J. P. Morgan Securities Inc., Banc of America Securities LLC, and Wachovia Securities are acting as joint book-running managers.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The offering of securities may be made only by means of a prospectus. Copies of the prospectus can be obtained from:

J.P. Morgan Securities Inc.

277 Park Avenue, 9th Floor

New York, NY 10172

robert.p.cash@jpmorgan.com;

Banc of America Securities LLC, Capital Markets (Prospectus Fulfillment)

Capital Markets Operations

100 West 33rd Street, 3rd Floor

New York, NY 10001

dg.prospectus_distribution@bofasecurities.com;

or

Wachovia Securities

375 Park Avenue

New York, NY 10152

equity.syndicate@wachovia.com.

Trinity Industries, Inc., with headquarters in Dallas, Texas, is one of the nation’s leading diversified industrial companies. Trinity reports five principal business segments: the Rail Group, the Railcar Leasing and Management Services Group, the Inland Barge Group, the Construction Products Group, and the Energy Equipment Group.

Some statements in this release, which are not historical facts, are “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements about Trinity’s estimates, expectations, beliefs, intentions or strategies for the future, and the assumptions underlying these forward-looking statements. Trinity uses the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “forecasts,” “may,” “will,” “should,” and similar expressions to identify these forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from historical experience of our present expectations. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward looking statements, see “Forward-Looking Statements” in the Company’s Annual Report on Form 10-K for the most recent fiscal year.

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